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                                  EXHIBIT 99

                         SUSQUEHANNA BANCSHARES, INC.
                     26 NORTH CEDAR STREET, P.O. BOX 1000
                             LITITZ, PA 17543-7000
                                (7170 626-4721


FOR IMMEDIATE RELEASE:                                          January 5, 1999
Lititz, Pennsylvania

                         SUSQUEHANNA BANCSHARES, INC.,
               A MULTI-STATE FINANCIAL SERVICES HOLDING COMPANY,
                ANNOUNCES THE ACQUISITION OF FIRST CAPITOL BANK

     Susquehanna Bancshares, Inc., Lititz, Pennsylvania (Susquehanna) (NASDAQ:
SUSQ), announced today that it completed the acquisition of First Capitol Bank, of York, Pennsylvania (First Capitol). With the addition of First Capitol, Susquehanna has consolidated assets of approximately $4.0 billion through banking interests in the states of Pennsylvania, Maryland and New Jersey.

     The acquisition of First Capitol was completed at 5:00 p.m., January 4, 1999, through the exchange of approximately 1,055,357 shares of Susquehanna common stock for all of the outstanding capital stock of First Capitol. First Capitol shareholders will receive 2.028 shares of Susquehanna common stock for each share of First Capitol common stock they held as of January 4, 1999. As a result of the acquisition, Owen O. Freeman, Jr., the Chairman of the Board of First Capitol, shall become a member of the board of directors of Susquehanna.

     Susquehanna now owns seven commercial banks and a leasing company in Pennsylvania with $2.1 billion in assets, a commercial bank and a federal savings bank in Maryland with $1.6 billion in assets and one commercial bank in New Jersey with $0.3 billion in assets.

     Susquehanna is a multi-state financial services holding company and parent of Citizens National Bank of Southern Pennsylvania, Greencastle, Pa.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; Farmers First Bank, Lititz, Pa.; First National Trust Bank, Sunbury, Pa.; Williamsport National Bank, Williamsport, Pa.; First Capitol Bank, York, Pa; Susque-Bancshares Leasing Co., Lititz, Pa.; Susque-Bancshares Life Insurance Company, Lititz, Pa.; Susquehanna Bancshares South, Inc., parent of Susquehanna Bank, Towson, Md.; Susquehanna Bancshares East, Inc., parent of Equity Bank, National Association, Marlton, N.J. and Founders' Bank, Bryn Mawr, Pa.; and First American National Bank of Pennsylvania, Everett, Pa.

     Susquehanna's common stock is listed on the Nasdaq National Market System under the symbol SUSQ. Susquehanna member banks now have 135 community banking offices throughout central Pennsylvania, Maryland and southern New Jersey. Investor information may be requested on our web-site at
http://www.susqbanc.com.
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For Further Information Contact:     Robert S. Bolinger
                                     President and CEO
                                     SUSQUEHANNA BANCSHARES, INC.
                                     Office: (717) 626-4721